mangosoft™

October 31, 2006

MangoSoft, Inc.
29 Riverside Street
Suite A Box 8
Attn.: Dale Vincent, CEO

MangoSoft Intellectual Property, Inc.
c/o Rosen Kleiman & Co., CPA, P.C.
156 Fifth Avenue
Suite 901
New York, NY 10010
Attn.: Dale Vincent, CEO

Re: Retainer Agreement

Dear Dale:

You have asked us to represent "MangoSoft" (as defined below) in connection with various general corporate matters, MangoSoft's public reporting obligations pursuant to the Securities Exchange Act of 1934, as amended, and in connection with a private placement of MangoSoft's securities pursuant to an offering exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), and a registered, public "rights" offering under Section 5 of the Act. In order to foster better client understanding, we believe it is important to reduce to writing the basis upon which we are to be compensated for this representation. This letter is designed for that mutually beneficial purpose.

Professional Undertaking and Scope of Services.

Cliff Brandeis and I will have primary responsibility for MangoSoft's representation, and will use other attorneys in the office in the best exercise of our professional judgment. In the event that you have any questions regarding the staffing of these matters during the course of our representation, you should not hesitate to contact me immediately. Our services shall not include, except as we may otherwise agree, any litigation, arbitration or other proceeding.

Fees and Disbursements.

Our firm will be compensated for this representation by your payment to us of 5% of the "Net Revenues" up to $100 Million and 2.5% of the Net Revenues above $100 Million (on a cumulative basis) to either of MangoSoft, Inc., a Nevada corporation, MangoSoft Corp., a Delaware corporation, or MangoSoft Intellectual Property, Inc., a Delaware corporation and each party's respective current or future subsidiaries and affiliates (collectively, "MangoSoft") arising from (i) the litigation commenced on November 22, 2002 in the United States District Court of New Hampshire against Oracle Corporation for infringement of U.S. Patent No. 6,148,377 and U.S. Patent No. 5,918,229 (collectively, the "Patents"), (ii) the litigation commenced on July 2, 2003 in the United States District Court, Northern District of California, against Oracle Corporation, Sun Microsystems, Dell Computer Corporation and Electronic Arts, Inc. for infringement of the Patents, (iii) the litigation commenced on September 22, 2006 in the United States District Court for the Eastern District of Texas against eBay, Inc., and its subsidiaries, Skype Technologies SA and Skype Software Sarl of Luxembourg for infringement of U.S. Patent No. 6,647,393 (collectively, together with the Patents hereinafter the "Patents"), (iv) any successor or similar or other litigation involving the Patents or any other intellectual property or assets of MangoSoft whether now owned or hereafter acquired, or (v) any proceeds from the sale of any assets of MangoSoft. For purposes of this agreement, "Net Revenues" shall mean all proceeds whenever received by MangoSoft from all sources (including, but not limited to, litigation awards, settlements and license fees) less only any contingency fee payments and expenses paid to litigation counsel directly in respect of any litigation that gives rise to Net Revenues but before giving effect to taxes or any other expenses of the Company.

Costs and disbursements arising from our representation will be billed as incurred. The types of cost and disbursement items which may be charged to your account are out-of-pocket costs and disbursements, including filing fees, registration fees, overtime secretarial charges, copying costs, computerized research costs, travel, delivery and car service fees, and other similar out of pocket expenses. Attorney's fees for local counsel are considered disbursements. Invoices for individual expenses may be sent to you from time to time for immediate payment directly to our suppliers. Although, as more fully discussed above, we have agreed to represent you on a contingency fee basis, you shall still be responsible to pay costs and disbursements on a current basis.

We render bills periodically and ask that you review each statement carefully upon receipt for accuracy and completeness. We are, of course, available at all times to answer questions you may have about our activities or bills. Invoices for costs and disbursements (but not fees) are due and payable

upon receipt and we request payment within 30 days. We reserve the right to discontinue work on pending matters or to terminate our representation and the attorney-client relationship if any invoice for costs or disbursements remains due and unpaid beyond the normal 30-day limit.

Our fee, from time to time, will be payable in cash upon payment of any settlement directly out of escrow, or in the course of judgment enforcement, out of first dollars recovered.

Communication.

We will communicate with you as frequently as necessary concerning this matter. Should you have any questions regarding these matters, you should contact us as frequently as you desire.

Venue, Jurisdiction and Governing Law.

Even though we may travel and deal with matters elsewhere on your behalf, all of our services are deemed to be performed in New York County, New York. Jurisdiction and venue for resolution of all disputes between you and the Firm will be exclusively in New York County, New York, and will be decided in accordance with the laws of the State of New York and as further set forth immediately below.

By signing this Agreement, you acknowledge that you have read, understood, and agreed to its terms, and that this letter contains the entire contract between you and the Firm.

Right to Arbitration.

In the event that a dispute arises between us relating to our fees, you may have the right to arbitration of any fee dispute pursuant to the Fee Dispute Resolution Program in Part 137 of the Rules of the Chief Administrator of the New York Court, a copy of which will be provided to you upon request.

Legal Review.

We urge you to consult with counsel of your own choosing to advise you in connection with this agreement.

Legal Fees for Collection.

Should you fail to pay us sums that are due us under this agreement, you agree that we may seek in any proceeding to collect such sums our reasonable legal fees and disbursements incurred to collect such sums.

Termination.

Any party to the Agreement may terminate this Agreement at any time for any reason. Upon termination (including payment of any outstanding bills as provided by law), you are entitled to receive all documents and files prepared by us for you, and we are permitted to retain copies (made at our expense) of these same materials.

Because our compensation depends upon the ultimate outcome, if you choose to terminate this agreement other than for cause, or if we resign for non-payment of costs and disbursements or other good reason, you agree as part of such termination or withdrawal to pay our firm the fair value of services rendered through the date of such termination or withdrawal, as the case may be, plus payment either directly or by reimbursement, at our option, of costs and disbursements. However, if you terminate this agreement other than for cause, or we resign for non-payment of costs and disbursements or other good reason, and within twenty-four (24) months thereafter MangoSoft becomes entitled to receive any sums that constitute Net Revenues hereunder, MangoSoft agrees that this Firm will be entitled to payment of its entire share of any such Net Revenues, whenever received by the Company, as if this letter agreement was in full force and effect, less any payments previously received by our Firm in accordance with the immediately preceding sentence.

It is agreed that the fair value of our services shall be, in the case that there is no judgment or settlement within twenty-four (24) months of termination, the amount of our applicable hourly rates multiplied by time expended.

In the event that the enclosed is acceptable, kindly execute both copies of this letter and return one of them to us, keeping a copy of this letter for your files.

Very truly yours,

ZUKERMAN GORE & BRANDEIS, LLP

By: /s/ Jeffrey D. Zukerman

Jeffrey D. Zukerman

AGREED TO AND ACCEPTED BY:

MangoSoft, Inc.

By: /s/ Dale Vincent
Name: Dale Vincent
Title: Chief Executive Officer

MangoSoft Intellectual Property, Inc.

By: /s/ Dale Vincent
Name: Dale Vincent
Title: Chief Executive Officer

MangoSoft Corp.

By: /s/ Dale Vincent
Name: Dale Vincent
Title: Chief Executive Officer